Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Third Quarter 2010 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 13, 2010--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended September 30, 2010 was a record $20,225,000, an increase of 141.0% from $8,391,000 for the third quarter of 2009. Diluted earnings per common share for the third quarter of 2010 were a record $1.19, an increase of 138.0% from $0.50 for the third quarter of 2009.

During the quarter just ended, the Company completed its second and third Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions of 2010 and recognized gains on both acquisitions. After taxes, these gains, net of acquisition and conversion costs incurred during the third quarter, contributed $8.8 million to net income, or $0.51 to diluted earnings per common share.

For the nine months ended September 30, 2010, net income was $47,070,000, a 73.2% increase from net income of $27,178,000 for the first nine months of 2009. Diluted earnings per common share for the first nine months of 2010 were $2.77, an increase of 72.0% from $1.61 for the first nine months of 2009.

The Company’s results for the first nine months of 2010 include gains recognized on three FDIC-assisted acquisitions, one in the first quarter and the two in the third quarter just ended. After taxes, gains on these three acquisitions, net of acquisition and conversion costs incurred during the first nine months of 2010, contributed $14.4 million to net income for the first nine months of 2010, or $0.85 to diluted earnings per common share.

The Company’s annualized returns on average assets and average common stockholders’ equity for the third quarter of 2010 were 2.60% and 26.28%, respectively, compared to 1.14% and 12.46%, respectively, for the third quarter of 2009. Annualized returns on average assets and average stockholders’ equity for the nine months ended September 30, 2010 were 2.15% and 21.79%, respectively, compared to 1.19% and 13.64%, respectively, for the nine months ended September 30, 2009.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased with our record third quarter results. Highlights of the quarter include our two profitable acquisitions, record net interest income, our best quarterly net interest margin as a public company, record income from service charges on deposit accounts, and favorable results for mortgage lending income, trust income and asset quality.”

Loans and leases, excluding those covered by FDIC loss share agreements, were $1.89 billion at September 30, 2010, a decrease of 2.2% from $1.93 billion at September 30, 2009. Including loans covered by FDIC loss share agreements, loans and leases were $2.28 billion at September 30, 2010, an increase of 18.2% from $1.93 billion at September 30, 2009.

Deposits were $2.42 billion at September 30, 2010, an increase of 18.1% compared to $2.05 billion at September 30, 2009.

Total assets were $3.18 billion at September 30, 2010, an increase of 9.9% from $2.89 billion at September 30, 2009.

Common stockholders’ equity was $316 million at September 30, 2010, an increase of 15.5% from $274 million at September 30, 2009. Book value per common share was $18.60 at September 30, 2010, an increase of 14.7% from $16.21 at September 30, 2009. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions, the effect of restricted stock grants and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale investment securities.

The Company’s ratio of common stockholders’ equity to total assets was 9.95% as of September 30, 2010 compared to 9.47% as of September 30, 2009 and 10.16% as of June 30, 2010. Its ratio of tangible common stockholders’ equity to tangible total assets was 9.74% as of September 30, 2010 compared to 9.29% as of September 30, 2009 and 9.94% as of June 30, 2010.

NET INTEREST INCOME

Net interest income for the third quarter of 2010 was a record $32,768,000, a 12.1% increase from $29,232,000 for the third quarter of 2009. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.31% in the third quarter of 2010, an increase of 51 basis points from 4.80% in the third quarter of 2009. Average earning assets were $2.63 billion in the third quarter of 2010, essentially unchanged from the third quarter of 2009. The mix of average earning assets in the third quarter of 2010 changed from the third quarter of 2009 primarily due to a $298 million dollar increase in the average balance of covered loans which offset a $215 million decrease in the average balance of investment securities.

Net interest income for the first nine months of 2010 was $89,690,000, a 0.2% decrease from $89,829,000 for the first nine months of 2009. The Company’s net interest margin (FTE) for the first nine months of 2010 was 5.14%, an increase of 37 basis points from 4.77% in the first nine months of 2009. Average earning assets were $2.53 billion in the first nine months of 2010, a decrease of 9.2% from $2.79 billion in the first nine months of 2009. The decrease in average earning assets in the first nine months of 2010 compared to the first nine months of 2009 was due primarily to a $304 million decrease in the average balance of investment securities, partially offset by a $149 million dollar increase in the average balance of covered loans.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2010 was $25,183,000, a 333.4% increase from $5,810,000 for the third quarter of 2009. The Company’s results for the quarter just ended included total pre-tax bargain purchase gains of $16,122,000 on the Company’s two FDIC-assisted acquisitions in the quarter.

Non-interest income for the nine months ended September 30, 2010 was $51,676,000, a 36.7% increase from $37,793,000 for the nine months ended September 30, 2009. Non-interest income for the first nine months of 2010 included total pre-tax bargain purchase gains of $26,160,000 on the Company’s three FDIC-assisted acquisitions. There were no such gains in 2009. These gains more than offset a $16,074,000 reduction in net gains on investment securities and sales of other assets in the first nine months of 2010 compared to the first nine months of 2009.

Service charges on deposit accounts were a record $4,002,000 in the third quarter of 2010, an increase of 23.7% from $3,234,000 in the third quarter of 2009. Service charges on deposit accounts were $11,137,000 for the first nine months of 2010, a 22.6% increase from $9,084,000 for the first nine months of 2009.

Mortgage lending income was $1,024,000 in the third quarter of 2010, an increase of 52.4% from $672,000 in the third quarter of 2009. Mortgage lending income was $2,367,000 in the first nine months of 2010, a 10.0% decrease from $2,630,000 in the first nine months of 2009.

Trust income was $802,000 for the third quarter of 2010, an increase of 0.1% from $801,000 in the third quarter of 2009. Trust income was $2,518,000 in the first nine months of 2010, a 14.6% increase from $2,198,000 in the first nine months of 2009.

Net gains on investment securities and sales of other assets were $837,000 in the third quarter of 2010 compared to net gains in such categories of $91,000 in the third quarter of 2009. Such net gains were $4,550,000 for the first nine months of 2010 compared to $20,625,000 in the first nine months of 2009. During 2009 and the first nine months of 2010, the Company was a net seller of investment securities. As a result, the Company reduced its investment securities portfolio by $438 million during 2009 and $94 million during the first nine months of 2010. These reductions were undertaken as part of the Company’s ongoing management of its investment securities portfolio and balance sheet, and they were primarily based on the Company’s ongoing evaluations of interest rate risk and plans to free capital for making FDIC-assisted acquisitions.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2010 was $23,565,000, an increase of 52.0% from $15,499,000 for the third quarter of 2009. Non-interest expense for the quarter just ended included $2,736,000 to write down the carrying value of foreclosed real estate. In addition, non-interest expense for the quarter just ended included a total of $1,666,000 of unusual expenses related to the two FDIC-assisted acquisitions in July and September, preparing for their systems conversions in November 2010 and January 2011, and completing the systems conversion for the north Georgia offices acquired in the first quarter of 2010. Non-interest expense also included the costs of ongoing due diligence efforts related to other FDIC-assisted bank acquisition opportunities. Primarily as a result of the Company’s recent acquisitions, the Company’s number of full time equivalent employees increased to 838 at September 30, 2010 compared to 705 at September 30, 2009 and 764 at June 30, 2010. The Company’s efficiency ratio for the quarter ended September 30, 2010 was 39.0% compared to 41.2% for the third quarter of 2009.

Non-interest expense for the first nine months of 2010 was $62,146,000, an increase of 25.2% from $49,631,000 for the first nine months of 2009. Non-interest expense for the first nine months of 2010 included $2,501,000 of costs related to the Company’s three acquisitions and related systems conversions. The Company’s efficiency ratio for the first nine months of 2010 was 41.7% compared to 36.1% for the first nine months of 2009.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans and foreclosed real estate covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s September 30, 2010 financial reports as “covered” assets (i.e., covered by the FDIC loss share agreements) with a carrying value equal to the net present value of expected future proceeds. At September 30, 2010, loans covered by loss share were carried at $394.5 million, foreclosed real estate covered by loss share was carried at $17.5 million and the FDIC loss share receivable was carried at $122.1 million. As a result of the FDIC loss share indemnification related to these assets and the net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases were 0.90% as of September 30, 2010 compared to 1.00% as of September 30, 2009 and 0.87% as of June 30, 2010.

Nonperforming assets as a percent of total assets decreased to 1.85% as of September 30, 2010, compared to 2.88% as of September 30, 2009 and 2.12% as of June 30, 2010.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 1.90% as of September 30, 2010, compared to 1.77% as of September 30, 2009 and 1.80% as of June 30, 2010.

The Company’s annualized net charge-off ratio for the third quarter of 2010 was 0.88% compared to 2.38% for the third quarter of 2009 and 0.64% for the second quarter of 2010. For the third quarter of 2010, the Company’s net charge-offs were $4.2 million compared to $11.9 million in the third quarter of 2009 and $3.0 million in the second quarter of 2010.

The Company’s annualized net charge-off ratio for the first nine months of 2010 decreased to 0.80% from 1.97% for the first nine months of 2009. For the first nine months of 2010, the Company’s net charge-offs decreased to $11.3 million from $29.4 million for the first nine months of 2009.

For the third quarter of 2010, the Company’s provision for loan and lease losses was $4.3 million compared to $7.5 million in the third quarter of 2009 and $3.4 million in the second quarter of 2010. For the first nine months of 2010, the Company’s provision for loan and lease losses decreased to $11.9 million from $39.2 million for the first nine months of 2009.

The Company’s allowance for loan and lease losses increased slightly to $40.3 million, or 2.13% of total loans and leases, at September 30, 2010 compared to $39.3 million, or 2.03% of total loans and leases, at September 30, 2009 and $40.2 million, or 2.11% of total loans and leases, at June 30, 2010.

THIRD QUARTER ACQUISITIONS

During the third quarter of 2010, the Company, through its wholly-owned bank subsidiary, entered into two separate purchase and assumption agreements with loss share agreements with the FDIC pursuant to which it acquired substantially all the assets and assumed substantially all the deposits and certain other liabilities of the former Woodlands Bank (“Woodlands”) on July 16 and the former Horizon Bank (“Horizon”) on September 10. Woodlands had eight offices in North Carolina, South Carolina, Georgia and Alabama, and Horizon had four offices in Florida. The Company recognized pre-tax gains of $14.4 million on the Woodlands transaction and $1.8 million on the Horizon transaction and during the quarter incurred pre-tax acquisition and conversion costs of $1.7 million in connection with these acquisitions and the completion of the systems conversion related to the Company’s earlier acquisition in the first quarter of 2010. After taxes, these gains, net of acquisition and conversion costs incurred during the third quarter, contributed $8.8 million to net income, or $0.51 to diluted earnings per common share.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, October 14, 2010. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 15442197. The telephone playback will be available through October 31, 2010, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve; competitive factors; general economic and real estate market conditions and their effects on the creditworthiness of borrowers, collateral values and asset recovery values, including the value of the FDIC loss share receivable and related covered assets; recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners and consumers; changes in the value and volume of investment securities; changes in U.S. government monetary and fiscal policy; changes in credit market conditions; the ability to attract new deposits and loans and leases; and delays or changes in the Company’s expectations for opening or closing offices or making additional acquisitions or inability to obtain all required regulatory or other approvals for opening or closing offices or making additional acquisitions; as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2009 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 90 offices, including 65 banking offices in northern, western and central Arkansas, seven Texas banking offices, five north Georgia banking offices, a loan production office in Charlotte, North Carolina and the twelve former Woodlands and Horizon banking offices in South Carolina (2), North Carolina (2), Georgia (1), Alabama (3) and Florida (4). The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
Income statement data:
Net interest income	$32,768	$29,232	12.1%	$89,690	$89,829	(0.2)%
Provision for loan and lease losses	4,300	7,500	(42.7)	11,900	39,200	(69.6)
Non-interest income	25,183	5,810	333.4	51,676	37,793	36.7
Non-interest expense	23,565	15,499	52.0	62,140	49,631	25.2
Noncontrolling interest	17	25	(32.0)	60	2	N/M
Preferred dividends	-	1,078	-	-	3,228	-
Net income available to common stockholders	20,225	8,391	141.0	47,070	27,178	73.2

Common stock data:
Net income per share – diluted	$1.19	$0.50	138.0%	$2.77	$1.61	72.0%
Net income per share – basic	1.19	0.50	138.0	2.78	1.61	72.7
Cash dividends per share	0.15	0.13	15.4	0.44	0.39	12.8
Book value per share	18.60	16.21	14.7	18.60	16.21	14.7
Diluted shares outstanding (thousands)	17,067	16,905		17,015	16,895
End of period shares outstanding (thousands)	16,990	16,885		16,990	16,885

Balance sheet data at period end:
Assets	$3,176,152	$2,889,686	9.9%	$3,176,152	$2,889,686	9.9%
Loans and leases not covered by loss share	1,888,936	1,931,372	(2.2)	1,888,936	1,931,372	(2.2)
Allowance for loan and lease losses	40,250	39,280	2.5	40,250	39,280	2.5
Loans covered by loss share	394,482	-	-	394,482	-	-
ORE covered by loss share	17,540	-	-	17,540	-	-
FDIC loss share receivable	122,098	-	-	122,098	-	-
Investment securities	412,443	645,682	(36.1)	412,443	645,682	(36.1)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	2,293	338	578.4	2,293	338	578.4
Deposits	2,415,714	2,045,156	18.1	2,415,714	2,045,156	18.1
Repurchase agreements with customers	55,750	52,270	6.7	55,750	52,270	6.7
Other borrowings	294,502	361,679	(18.6)	294,502	361,679	(18.6)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Preferred stock	-	72,296	-	-	72,296	-
Common stockholders’ equity	316,072	273,658	15.5	316,072	273,658	15.5
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	10,624	15,597	(31.9)	10,624	15,597	(31.9)
Loan and lease including covered loans to deposit ratio	94.52%	94.44%		94.52%	94.44%

Selected ratios:
Return on average assets*	2.60%	1.14%		2.15%	1.19%
Return on average common stockholders’ equity*	26.28	12.46		21.79	13.64
Average common equity to total average assets	9.90	9.18		9.85	8.69
Net interest margin – FTE*	5.31	4.80		5.14	4.77
Efficiency ratio	39.02	41.22		41.71	36.12
Net charge-offs to average loans and leases*	0.88	2.38		0.80	1.97
Nonperforming loans and leases to total loans and leases**	0.90	1.00		0.90	1.00
Nonperforming assets to total assets**	1.85	2.88		1.85	2.88
Allowance for loan and lease losses to total loans and leases**	2.13	2.03		2.13	2.03

Other information:
Non-accrual loans and leases**	$17,044	$19,311		$17,044	$19,311
Accruing loans and leases – 90 days past due**	-	-		-	-
ORE and repossessions**	41,868	63,946		41,868	63,946

*Ratios for interim periods annualized based on actual days.
**Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10
Earnings Summary:
Net interest income	$28,731	$30,334	$30,262	$29,232	$28,495	$27,193	$29,729	$32,768
Federal tax (FTE) adjustment	3,950	4,169	3,060	2,557	2,229	2,649	2,554	2,447
Net interest income (FTE)	32,681	34,503	33,322	31,789	30,724	29,842	32,283	35,215
Provision for loan and lease losses	(8,300)	(10,600)	(21,100)	(7,500)	(5,600)	(4,200)	(3,400)	(4,300)
Non-interest income	3,796	9,373	22,610	5,810	13,257	17,365	9,127	25,183
Non-interest expense	(14,233)	(16,187)	(17,945)	(15,499)	(19,001)	(17,471)	(21,110)	(23,565)
Pretax income (FTE)	13,944	17,089	16,887	14,600	19,380	25,536	16,900	32,533
FTE adjustment	(3,950)	(4,169)	(3,060)	(2,557)	(2,229)	(2,649)	(2,554)	(2,447)
Provision for income taxes	(655)	(2,537)	(3,250)	(2,599)	(4,472)	(6,944)	(3,488)	(9,878)
Noncontrolling interest	(21)	(23)	-	25	17	11	32	17
Preferred stock dividend	(227)	(1,074)	(1,076)	(1,078)	(3,048)	-	-	-
Net income available to common stockholders	$9,091	$9,286	$9,501	$8,391	$9,648	$15,954	$10,890	$20,225

Earnings per common share – diluted	$0.54	$0.55	$0.56	$0.50	$0.57	$0.94	$0.64	$1.19

Non-interest Income:
Service charges on deposit accounts	$3,067	$2,803	$3,047	$3,234	$3,338	$3,202	$3,933	$4,002
Mortgage lending income	434	861	1,096	672	682	527	815	1,024
Trust income	712	647	751	801	880	922	794	802
Bank owned life insurance income	2,630	477	484	495	1,729	464	534	580
Gains (losses) on investment securities	(3,136)	3,999	16,519	142	6,322	1,697	2,052	570
Gains (losses) on sales of other assets	(579)	48	(32)	(51)	(142)	(73)	38	267
Gains on FDIC-assisted transactions	-	-	-	-	-	10,037	-	16,122
Other	668	538	745	517	448	589	961	1,816
Total non-interest income	$3,796	$9,373	$22,610	$5,810	$13,257	$17,365	$9,127	$25,183

Non-interest Expense:
Salaries and employee benefits	$7,728	$7,916	$7,978	$7,823	$8,131	$8,275	$8,996	$10,539
Net occupancy expense	2,318	2,578	2,449	2,558	2,156	2,421	2,416	2,782
Other operating expenses	3,727	5,666	7,490	5,091	8,686	6,748	9,587	10,085
Amortization of intangibles	55	27	28	27	28	27	111	159
Total non-interest expense	$13,828	$16,187	$17,945	$15,499	$19,001	$17,471	$21,110	$23,565

Allowance for Loan and Lease Losses:
Balance at beginning of period	$23,432	$29,512	$36,949	$43,635	$39,280	$39,619	$39,774	$40,176
Net charge-offs	(1,405)	(3,163)	(14,414)	(11,855)	(5,261)	(4,045)	(2,998)	(4,226)
Provision for loan and lease losses	3,400	10,600	21,100	7,500	5,600	4,200	3,400	4,300
Balance at end of period	$25,427	$36,949	$43,635	$39,280	$39,619	$39,774	$40,176	$40,250

Selected Ratios:
Net interest margin - FTE*	3.82%	4.73%	4.80%	4.80%	4.89%	4.99%	5.10%	5.31%
Efficiency ratio	43.79	36.95	32.08	41.22	43.20	37.01	50.98	39.02
Net charge-offs to average loans and leases*(1)	0.27	0.64	2.89	2.38	1.08	0.86	0.64	0.88
Nonperforming loans and leases/total loans and leases(1)	0.70	1.15	0.90	1.00	1.24	1.02	0.87	0.90
Nonperforming assets/total assets(1)	0.66	1.17	1.37	2.88	3.06	2.68	2.12	1.85
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	0.94	2.24	2.34	1.77	1.99	1.70	1.80	1.90

* Annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Nine Months Ended
	September 30, 2010			September 30, 2010
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,180	$4	1.46%	$1,298	$16	1.64%
Investment securities:
Taxable	57,056	636	4.42	99,705	3,701	4.96
Tax-exempt – FTE	378,096	6,982	7.33	388,650	21,832	7.51
Loans and leases – FTE	1,896,203	29,712	6.22	1,893,971	89,044	6.29
Covered loans*	297,941	6,205	8.26	149,035	8,942	8.02
Total earning assets – FTE	2,630,476	43,539	6.57	2,532,659	123,535	6.52
Non-earning assets	453,313			398,025
Total assets	$3,083,789			$2,930,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,200,779	$2,279	0.75%	$1,079,036	$6,543	0.81%
Time deposits of $100,000 or more	443,209	1,365	1.22	479,853	4,466	1.24
Other time deposits	417,080	1,384	1.32	376,975	4,128	1.46
Total interest bearing deposits	2,061,068	5,028	0.97	1,935,864	15,137	1.05
Repurchase agreements with customers	51,618	92	0.71	50,009	302	0.81
Other borrowings	307,264	2,734	3.53	325,175	9,433	3.88
Subordinated debentures	64,950	470	2.87	64,950	1,323	2.72
Total interest bearing liabilities	2,484,900	8,324	1.33	2,375,998	26,195	1.47
Non-interest bearing liabilities:
Non-interest bearing deposits	267,605			245,223
Other non-interest bearing liabilities	22,468			17,214
Total liabilities	2,774,973			2,638,435
Preferred stock	-			-
Common stockholders’ equity	305,378			288,800
Noncontrolling interest	3,438			3,449
Total liabilities and stockholders’ equity	$3,083,789			$2,930,684

Net interest income – FTE		$35,215			$97,340
Net interest margin – FTE			5.31%			5.14%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217